EXHIBIT 10.9

August 30, 2007

To:     Atticus European Fund LTD

Re:     Adjustments to warrant No. A2 issued by Emisphere Technologies, Inc. on March 31, 2005 (the “Warrant”)

Dear Warrant Holder:

     Pursuant to the terms of the Warrant, Emisphere Technologies, Inc. (the “Company”) is required to provide you with notice upon any antidilution adjustments. As described below, the Company has consummated a financing that results in a new exercise price for shares subject to the Warrant of $3.98. Additionally, the Warrant now entitles you to purchase from the Company up to a total of 376,884 shares of common stock of the Company (“Common Stock”).

     According to the terms and conditions of the Warrant, the Warrant entitles the holder to purchase up to 375,000 shares (“Warrant Shares”) of Common Stock at an exercise price for each share of Common Stock of $4.00. Thereafter, certain antidilution adjustments are required to be made upon the occurrence of certain events.

     On August 22, 2007, the Company completed the sale (the “Offering”) of 2,000,000 shares of Common Stock and warrants to purchase 400,000 shares of Common Stock. The shares of Common Stock and warrants were sold together as units for a negotiated sales price of $3.785. The Common Stock sold in the Offering had a deemed per share price of $3.76 per share, the last reported sale price for our common stock on the Nasdaq Global Market on August 16, 2007. Therefore, pursuant to the terms of the Warrant, the Offering resulted in the automatic adjustment of the Exercise Price to $3.98 and of the Warrant Shares to 376,884. The calculation reflecting these adjustments is shown below.

     The value of the warrant coverage for the warrants sold in the Offering was $0.025. Based on the 20% level of warrant coverage, the consideration received for a warrant to purchase one full share of Common Stock is $0.125 ($0.025 multiplied by 5). The warrants are also subject to an exercise price of $3.948 per share of common stock, resulting in a total price for each share of Common Stock subject to the warrants of $4.073 ($0.125 plus $3.948). Therefore, the sale of the warrants in the Offering does not trigger any further antidilution adjustment to the exercise price of the Warrant.

Adjustment Calculations

Adjustment to Exercise Price

     The Warrant provides that upon the issuance of Additional Shares of Common Stock (as defined in the Warrant), without consideration or for a consideration per share less than the Exercise Price in effect on the date of and immediately prior to such issue, the Exercise Price shall be reduced to a price (calculated to the nearest cent) determined in accordance with the following formula:

New Exercise Price =	EP1	x	CS1 + AS1
CS1 + AS2

where

EP1 = the Exercise Price then in effect;
CS1 = the total number of shares of Common Stock outstanding immediately prior to such issue calculated on a fully diluted basis, as if all convertible securities had been fully converted into shares of Common Stock and any outstanding options bearing an exercise price lower than the price at which the Additional Shares of Common Stock were issued had been fully exercised as of such date;
AS1 = the total number of Additional Shares of Common Stock that would have been issued at the aggregate consideration received by the Company at the Exercise Price in effect immediately prior to such issuance; and
AS2 = the total number of Additional Shares of Common Stock issued.

New Exercise Price = $4.00   x   29,450,133 + 1,880,000
 29,450,133 + 2,000,000

New Exercise Price = $4.00   x   31,330,133
 31,450,133

New Exercise Price = $3.98

Adjustment to Share Number

     The Warrant provides that upon each adjustment of the Exercise Price, the number of Warrant Shares shall be adjusted by multiplying such number of Warrant Shares by a fraction, the numerator of which shall be the Exercise Price in effect immediately prior to such adjustment and the denominator of which shall be the Exercise Price in effect after giving effect to such adjustment.

     New Warrant Shares = 375,000   x   $4.00
          $3.98

     New Warrant Shares = 376,884

     If you have any questions regarding this notice, please contact William T. Rumble by telephone at (914) 785-4717.

Very truly yours,

By:	/s/ William T. Rumble
William T. Rumble
Corporate Controller